Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Appoints Mary Hogan Preusse to its Board of Directors

NEW HYDE PARK, NEW YORK, February 03, 2017– Kimco Realty Corp. (NYSE: KIM) today announced that Mary Hogan Preusse, Managing Director and co-head of Americas Real Estate for APG Asset Management US, has been appointed to the company’s Board of Directors.  Her term will begin immediately. With Ms. Hogan Preusse’s appointment, Kimco’s Board has expanded to include nine members.

Ms. Hogan Preusse has been an active participant in the REIT industry for over 25 years, nearly 17 of which have been at APG, which manages pension assets on behalf of approximately 4.5 million Dutch citizens.  In her role at APG, where she was an early and active advocate for REITs, Ms. Hogan Preusse is responsible for managing all of the firm’s public real estate investments in North and South America, currently $13 billion in assets. She also serves on the Executive Board of APG Asset Management US.

"Mary is one of the most respected individuals in the REIT industry, and we are incredibly fortunate to have her join our Board of Directors,” said Milton Cooper, Executive Chairman.  “Mary was instrumental in bringing Kimco public 25 years ago in her role at Merrill Lynch.  Her appointment to our Board today brings our relationship full circle, and speaks to our great regard for her talent, experience and knowledge.”

“I am thrilled to welcome Mary to the Kimco Board, and I look forward to working with her," said Conor Flynn, President and Chief Executive Officer. "Her passion for the industry is unmatched, and she brings a tremendous wealth of REIT experience, which will serve us well as we work towards our 2020 Vision and beyond."

Prior to joining APG in 2000, Ms. Hogan Preusse spent eight years as a sell side analyst covering the REIT sector, and began her career at Merrill Lynch as an investment banking analyst. In 2015, she was the recipient of NAREIT’s E. Lawrence Miller Industry Achievement Award for her contributions to the REIT industry. She is also a member of the International Council of Shopping Centers, serves on the Investor Advisory Council for NAREIT, and is a member of the Real Estate Advisory Board for the Carey Business School at Johns Hopkins University. Ms. Hogan Preusse graduated from Bowdoin College in Brunswick, Maine with a degree in Mathematics and is a member of Bowdoin's Board of Trustees.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of December 31, 2016, the company owned interests in 524 U.S. shopping centers comprising 85 million square feet of leasable space across 34 states and Puerto Rico. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

###

CONTACT:

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corp.
1-866-831-4297
dbujnicki@kimcorealty.com